SCHEDULE 14A
                                 (Rule 14a-101)
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                     [ ]  Confidential, For Use of the Commission
                                                          Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-
     11(c) or Rule 14a-12

                            SPURLOCK INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)    Title of each class of securities to which transaction applies:
            ....................................................................
     (2)    Aggregate number of securities to which transaction applies:
            ....................................................................
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            ....................................................................
     (4)    Proposed maximum aggregate value of transaction:
            ....................................................................
     (5)    Total fee paid:
            ....................................................................

[ ]  Fee paid previously with preliminary materials.
             ...................................................................

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)    Amount previously paid:
            ....................................................................
     (2)    Form, Schedule or Registration Statement no.:
            ....................................................................
     (3)    Filing Party:
            ....................................................................
     (4)    Date Filed:
            ....................................................................

                            SPURLOCK INDUSTRIES, INC.


________________________________________________________________________________



                                  July 21, 1998


Dear Shareholder:

         You are cordially invited to attend our Annual Meeting of Shareholders to be held on Wednesday, August 12, 1998 at 10:00 a.m. at the offices of Williams, Mullen, Christian & Dobbins, 16th Floor, Two James Center, 1021 East Cary Street, Richmond, Virginia 23219. At the Meeting, you will be asked to elect one director for a term of three years, and to ratify the appointment of independent auditors for the Company for 1998. Enclosed with this letter is a formal notice of the Meeting, a Proxy Statement and a form of proxy.

         Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and promptly return the enclosed proxy using the enclosed self-addressed envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

         We hope you will participate in the Annual Meeting, either in person or by proxy.

                                   Sincerely,


                                   /s/ Phillip S. Sumpter


                                   Phillip S. Sumpter
                                   Chairman and
                                   Chief Executive Officer




________________________________________________________________________________
________________________________________________________________________________

                    125 Bank Street | Waverly, Virginia 23890
                       (804) 834-8980 | FAX (804) 834-8985

                            SPURLOCK INDUSTRIES, INC.

                                 125 Bank Street
                             Waverly, Virginia 23890



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



         The Annual Meeting of Shareholders of Spurlock Industries, Inc. (the "Company") will be held on Wednesday, August 12, 1998 at 10:00 a.m. at the offices of Williams, Mullen, Christian & Dobbins, 16th Floor, Two James Center, 1021 East Cary Street, Richmond, Virginia 23219 for the following purposes:

         1. To elect one director to serve for a term of three years, and until his successor is duly elected and qualified;

         2. To consider and act upon a proposal to ratify the appointment of the firm of Cherry, Bekaert & Holland, L.L.P. as independent auditors for the Company for the fiscal year ending December 31, 1998; and

         3. To transact such other business as may properly come before the Meeting.

         Only shareholders of record at the close of business on July 8, 1998, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.


                                        By Order of The Board of Directors


                                        Kirk J. Passopulo
                                        Corporate Secretary


July 21, 1998

                            SPURLOCK INDUSTRIES, INC.

                                 125 Bank Street
                             Waverly, Virginia 23890


                                 PROXY STATEMENT


         This Proxy Statement is furnished to holders of common stock, no par value ("Common Stock"), of Spurlock Industries, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Shareholders to be held on Wednesday, August 12, 1998 at 10:00 a.m. at the offices of Williams, Mullen, Christian & Dobbins, 16th Floor, Two James Center, 1021 East Cary Street, Richmond, Virginia 23219 (the "Annual Meeting") and any duly reconvened meeting after adjournment thereof.

         Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date, or by voting in person at the Annual Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about July 21, 1998, to all shareholders entitled to vote at the Annual Meeting.

         The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Company or its subsidiary, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

         On the record date of July 8, 1998, the date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 6,573,639 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. Executive officers and directors of the Company beneficially own in the aggregate 3,845,800 shares of Common Stock, constituting 57.4% of the issued and outstanding shares of that class.

         Under the Virginia Stock Corporation Act, a majority of the shares of the Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at any meeting of shareholders. This quorum requirement currently equals 3,286,820 shares of the Common Stock.

         The Board of Directors of the Company is not aware of any matters other than those described in the Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         One (1) director is to be elected at the Annual Meeting to serve for a term of three (3) years expiring on the date of the Annual Meeting in 2001 and until his respective successor is duly elected and qualified.

         The election of the nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of the director. Votes that are withheld and shares held in street name that are not voted in the election of the director will not be included in determining the number of votes cast. It is intended that the votes represented by the proxies will be cast for the election of the nominated director below, who is now a director of the Company. The nominee has consented to being named in the Proxy Statement and has agreed to serve if elected. If, at the time of the Annual Meeting, the nominee is unable to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors.

         As of the date of this Proxy Statement, the Board of Directors has no reason to believe that the nominee will be unable or unwilling to serve. There are no current arrangements between the nominee and any other person pursuant to which the nominee was selected.

         The following information is furnished with respect to the nominee for director:

                 Nominee for Election Whose Term Expires in 2001

         GLEN S. WHITWER, 53, has served as a director of the Company since August 1996, and has been a principal of Whitwer & Company, Inc., a management consulting firm located in Kensington, Maryland, since September 1994. He was co-owner of Quinn, Whitwer & Co., Inc., a business consultant located in Bethesda, Maryland, from July 1986 to September 1994.

         The Board of Directors recommends that the shareholders vote FOR the nominee set forth above.

Incumbent  Directors

         The business experience for the past five years of the directors of the Company, other than Mr. Whitwer, is summarized below.

         PHILLIP S. SUMPTER, 58, has been Chairman of the Board of Directors and Chief Executive Officer of both the Company and Spurlock Adhesives since February 11, 1998. Mr. Sumpter was elected as a director in 1996 to serve for a term of three (3) years, expiring on the date of the Annual meeting in 1999 and until his respective successor is duly elected and qualified. Mr. Sumpter has served as a director of the Company since January 1996 and was its Executive Vice President and Chief Financial Officer from March 1996 to February 11, 1998. He was a director of Air Resources from December 1995 to July 1996. In March
1996, he was appointed Executive Vice President of Spurlock Adhesives, a subsidiary of the Company, and in August 1996 was elected a director of Spurlock Adhesives. He was in private practice as a business consultant from June 1993 to March 1996. During such period, he also served as Director of Marketing of Monadnock Lifetime Products, Inc., a manufacturer of police protection equipment. Mr. Sumpter was Chairman of the Board of Wibbies, Inc., a manufacturer of children's clothing, from February 1990 to May 1993. In October 1993, Wibbies, Inc. filed a petition for liquidation and sale of assets under Maryland law.

         HAROLD N. SPURLOCK, 73, has served as a director of the Company since January 1996. Mr. Spurlock was elected as a director in 1996 to serve for a term of three (3) years, expiring on the date of the

Annual meeting in 1999 and until his respective successor is duly elected and qualified. Mr. Spurlock was Chairman of the Board of Directors and Chief Executive Officer of the Company from January 1996 to August 1996. He served as Chairman of the Board of Directors and Chief Executive Officer of Air Resources from August 1992 to July 1996 and as President from July 1994 to July 1996. He also served as Chairman of the Board of Spurlock Adhesives, which he founded, from November 1989 until August 1996. In August 1996, Mr. Spurlock became a Vice President of Spurlock Adhesives in charge of product development.

         RAYMOND G. TUTTLE, 71, has served as a director of the Company since January 1997. Mr. Tuttle was elected as a director in 1997 to serve for a term of three (3) years, expiring on the date of the Annual meeting in 2000 and until his respective successor is duly elected and qualified. Mr. Tuttle has been in private practice as a commission salesman of structural steel since 1995. Mr. Tuttle has served as Chairman of the Board of Standard Supplies Inc., a manufacturer of fabricated steel located in Rockville, Maryland, and as General Manager for approximately the past 13 years. He also served as a member of the Board of Directors of Devlin Lumber, a lumber distributor.

Reduction of Board

         In May 1998, the Company's Board of Directors decided not to fill the vacancies on the Board created by the resignations of H. Norman Spurlock, Jr. and Irvine R. Spurlock in January 1998 and February 1998, respectively, and pursuant to the Articles of Incorporation reduced the number of directors constituting the Board of Directors from six (6) to four (4). See "Certain Legal Proceedings."

Executive Officers

         The business experience of Phillip S. Sumpter, the Chairman and Chief Executive Officer of the Company, and Harold N. Spurlock, Vice President of Spurlock Adhesives, is presented above. The business experience for the past five years for the remaining executive officers is summarized below.

         IRVINE R. SPURLOCK, 44, has served as President of the Company since August 1996, and as President of Spurlock Adhesives since 1989. He had previously served as Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1996, as a director of the Company since January 1996, Chairman of the Board of Directors and Chief Executive Officer of Spurlock Adhesives since August 1996, and as a Director of Spurlock Adhesives since 1989. On February 11, 1998, Mr. Spurlock resigned as the Chairman of the Board and Chief Executive Officer, and as a director, of both the Company and Spurlock Adhesives.

         KIRK J. PASSOPULO, 44, has served as Corporate Secretary and Director of Information Systems & Environmental Affairs of both the Company and Spurlock Adhesives, since February 1998. Mr. Passopulo previously served as Plant Manager of Spurlock Adhesives from 1993 to 1998.

         LAWRENCE C. BIRKHOLZ, 59, has served as Controller of the Company and Spurlock Adhesives since February 1998. Mr. Birkholz previously served as Controller-Treasurer of UCB Chemicals from 1985 to 1994, and served in the same capacity at Paramount Industries, a bedding manufacturer, from 1995 to 1996. He also served as Chief Financial Officer for Burger Busters, Inc. from 1996 to 1997.

         JOHN D. FITZGERALD, JR., 55, has served as Director of Sales and Marketing of Spurlock Adhesives since April 1, 1998. Mr. Fitzgerald previously served as Senior Project Planner with Union Camp Corporation, a paper and wood products corporation, from November 1995 until March 1998, where he was responsible for new products and technical transfers. Prior to that, he served as a Plant Manager at Union Camp from October 1990 until November 1995.

Family Relationships

         Irvine R. Spurlock, President of the Company and Spurlock Adhesives, is the son of Harold N. Spurlock, a director of the Company and Vice President of Spurlock Adhesives. There are no other family relationships between any other current director or executive officer.

Legal Proceedings Involving Officers, Directors and Affiliates

         As previously reported, on April 28, 1997 seven shareholders of the Company filed a shareholders' derivative suit against the Company and certain current and former officers and directors of the Company in Colorado State Court, which proceeding was subsequently moved to the United States District Court for the District of Colorado. The plaintiff shareholders include Lee Rasmussen, who as of the record date held approximately 5.3% of the Common Stock. The following current directors or officers of the Company have been named as defendants: Harold N. Spurlock, Phillip S. Sumpter, and Irvine R. Spurlock. Defendants also include H. Norman Spurlock, Jr. and Lloyd Putnam, former officers and directors of the Company; and Warren E. Beam, Jr., a former officer of the Company. Settlement talks are currently underway under the auspices of a federal magistrate judge. For a discussion of the derivative suit and related events, see "Certain Legal Proceedings" below.

Meetings and Committees of the Board of Directors

         The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. There is no nominating committee. The functions and membership of the standing committees and the number of each such committee meetings held during the last fiscal year are as follows:

         Audit Committee. The Audit Committee makes recommendations concerning the engagement of the Company's independent public accountants, reviews with the independent public accountants the plans and results of the auditing engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Current members of the Audit Committee are Raymond G. Tuttle and Glen S. Whitwer. The Audit Committee was created in November 1997, and did not meet until the next year.

         Compensation Committee. Prior to November 20, 1997, executive compensation was examined and approved by the entire Board of Directors. On November 20, 1997, the Board of Directors created a Compensation Committee, consisting of the outside directors. Executive Compensation is now examined and approved by the Compensation Committee, which then makes recommendations to the Board of Directors. The entire Board of Directors still must approve executive compensation. The Compensation Committee also administers the Company's stock option plans. Current members of the Compensation Committee are Raymond G. Tuttle and Glen S. Whitwer. Because the Compensation Committee was created late in 1997, it did not meet until the next year.

         During the fiscal year ended December 31, 1997, there were six meetings of the Board of Directors. All Directors attended 100% of the total aggregate number of meetings in 1997 of the Board of Directors and of the committees on which they served.

Compensation of Directors

         During 1997 and through May 1998, the Company paid each director who was not an employee of the Company $2,000 per meeting.

         In May 1997, the Company created a Special Litigation Committee, consisting of Messrs. Tuttle and Whitwer, to investigate allegations contained in a shareholder's derivative suit filed against the Company and to determine whether maintenance of the derivative preceding was in the best interests of the Company. Mr. Tuttle was paid $9,990 for his service on the Special Litigation Committee in 1997, and $2,857 for such service in 1998. Mr. Whitwer was paid $29,523 for his service on the Special Litigation Committee in 1997, and $27,561 for such service in 1998. At Mr. Whitwer's request, the Company paid his compensation directly to Whitwer & Company, Inc., a management consulting firm owned by Mr. Whitwer.

         Beginning in July 1998, the compensation for non-employee directors was changed to provide for a retainer of $12,000 per year for service on the Board and a retainer of $1,500 per committee assignment. Such retainers are payable quarterly. Non-employee Board members also receive $500 per Board or committee meeting, plus reimbursement of out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance.

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock with the Securities and Exchange Commission (the "Commission"). Such persons are required by Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

         To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company, the Company believes that applicable
Section 16(a) filing requirements were satisfied for events and transactions that occurred in 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 8, 1998, by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company's "Named Executive Officers" set forth in the Summary Compensation Table below under "Executive Compensation" and (iv) all of the directors and executive officers of the Company as a group. For the purposes of the following table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose or direct disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days. Except as otherwise indicated (i) each shareholder identified in the table possesses sole voting and investment power with respect to his shares, and (ii) the mailing address of each individual is Spurlock Industries, Inc., 125 Bank Street, Waverly, Virginia 23890.

Name and Address of                                        Common Stock
Beneficial Owner                                        Beneficially Owned             Percent of Class*
Phillip S. Sumpter (1)                                          80,000                         1.2
Irvine R. Spurlock (2)(3)(4)                                 3,434,800                        51.9
Harold N. Spurlock (2)                                       3,670,800                        55.8
H. Norman Spurlock, Jr. (3)                                          0                           0
   1790 10 E. Market Street
   Suite 197
   Harrisonburg, VA  22801
Raymond G. Tuttle                                                    0                           0
Glen S. Whitwer                                                      0                           0
Lee Rasmussen                                                  346,283                         5.3
   14945 E. Radcliffe Drive
   Aurora, CO  80015
Executive officers and
  directors as a group (eight persons)                       3,845,800                        57.4

*Based on 6,573,639 shares of Common Stock outstanding at July 8, 1998, plus shares acquirable within 60 days.

(1) Includes options to purchase 50,000 shares of Common Stock at $.55 per share pursuant to the 1995 Stock Incentive Plan and 30,000 shares owned by Mr. Sumpter's spouse.

(2) Includes beneficial ownership of 3,364,800 shares held by the Spurlock Family Limited Partnership (the "Partnership"). The general partner of the Partnership is the Spurlock Family Corporation, control of which at July 8, 1998 was held 50% each by Harold N. Spurlock and Irvine R. Spurlock. Effective April 8, 1998, the Partnership pledged 2,325,000 of its shares of Common Stock to secure payment of its $375,000 promissory note payable to Spurlock Adhesives, Inc., which note relates to the settlement of certain debts of H. Norman Spurlock to the Company.
        Pursuant to the related stock pledge agreement, the Partnership has retained the right to vote its shares of Common Stock until the occurrence of an event of default. See "Transactions with Management."
(3) Pursuant to an agreement between Lloyd B. Putman, H. Norman Spurlock, Jr. and Irvine R. Spurlock, dated January 12, 1996, Irvine and Norman Spurlock each purchased 507,400 shares of Air Resources' common stock from Mr. Putman in consideration of a joint promissory note due in installments ending May 2000. In accordance with the stock purchase agreement, the shares purchased have been pledged as security for the promissory note, but Irvine and Norman Spurlock retained the right to vote their respective shares until an event of default thereunder.
        Irvine and Norman Spurlock transferred all such shares to the Partnership in 1996. Effective April 8, 1998, Norman Spurlock assigned to the Partnership all of his interest therein, and resigned as an officer and a director of, and relinquished all interest in, its general partner, the Spurlock Family Corporation.
(4) Includes options to purchase 50,000 shares of Common Stock at $.50 per share pursuant to the 1995 Stock Incentive Plan.

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid or accrued to the Chief Executive Officer of the Company and its other most highly paid executive officers (the "Named Executive Officers") for the last fiscal year in all capacities in which they served the Company.

                           Summary Compensation Table

                                                                                                         Long Term
                                                                 Annual Compensation                   Compensation
                                                                                                           Awards

                                                                                                         Securities
              Name and                                                            Other Annual           Underlying
         Principal Position             Year         Salary         Bonus         Compensation            Options
Phillip S. Sumpter, Chairman and        1997        $180,000         --                (3)                   --
  Chief Executive Officer               1996 (2)    $141,942         --                (3)                50,000 (4)
  (1)                                   1995           --            --                --                    --

Irvine R. Spurlock, President           1997        $186,725         --                (3)                   --
  (5)                                   1996        $179,880         --                (3)                   --
                                        1995        $186,725      $  9,060 (6)         (3)                50,000 (4)

Harold N. Spurlock, Vice                1997        $180,000      $ 50,000             (3)                   --
  President of Spurlock                 1996        $170,130      $ 50,000             (3)                   --
  Adhesives                             1995        $194,500         --                (3)                   --

H. Norman Spurlock, Jr.,                1997        $182,000         --                (3)                   --
  Executive Vice President and          1996        $178,835         --                (3)                   --
  Secretary (7)                         1995        $181,966      $  9,060 (6)         (3)                50,000 (4)

_________________
(1) Mr. Sumpter was elected Chairman of the Board and Chief Executive Officer on February 11, 1998. During the fiscal year ended December 31, 1997 and until February 11, 1998, he served as Executive Vice President and Chief Financial Officer.
(2) Represents compensation for Mr. Sumpter's employment with the Company beginning April 1, 1996.
(3) The value of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus shown in the table.
(4) Represents shares of Air Resources' common stock. As of July 26, 1996, these options were automatically converted to options to purchase shares of Common Stock. The options held by Norman Spurlock expired on April 23, 1998.
(5) Irvine Spurlock served as Chairman of the Board, President and Chief Executive Officer during the fiscal year ended December 31, 1997 and until February 11, 1998. On February 11, 1998, he resigned as Chairman of the Board and Chief Executive Officer but retained his title as President.
(6) Award of 50,000 shares of Air Resources' common stock, the per share fair market value of which was $.1812 based on the average of the average bid and asked prices on the National Daily Quotation Sheets on the date of award.
(7) Norman Spurlock served as Executive Vice President and Secretary during the fiscal year ended December 31, 1997 and until his resignation from the Company on January 23, 1998.

         The executive officers of the Company participate in other benefit plans provided to all full-time employees of the Company who meet eligibility requirements, including group life insurance, hospitalization and major medical insurance.

Option Grants, Exercises and Holdings

          The Company did not grant any options to the Named Executive Officers named in the Summary Compensation Table during the fiscal year ended December 31, 1997. In addition, no options were exercised by any of the Named Executive Officers of the Company during the fiscal year ended December 31, 1997.

         The following table sets forth information with respect to unexercised options held by the Named Executive Officers as of December 31, 1997:

                          Fiscal Year End Option Values

                                              Number of Securities
                                             Underlying Unexercised                   Value of Unexercised
                                                   Options at                         In-the-Money Options
                                                 Fiscal Year End                     at Fiscal Year End (1)
                                                 ---------------                     ----------------------
Name                                     Exercisable       Unexercisable        Exercisable        Unexercisable
----                                     -----------       -------------        -----------        -------------
Irvine R. Spurlock                         50,000                _                   $0                  _
Phillip S. Sumpter                         50,000                _                   $0                  _
H. Norman Spurlock, Jr. (2)                50,000                _                   $0                  _

_________________

(1) The value of unexercised in-the-money options at fiscal year end was calculated by determining the difference between the fair market value of the Company's Common Stock underlying the options on December 31, 1997 per share and the exercise price of the options ($0.50 for Messrs. Spurlock and Spurlock and $0.55 for Mr. Sumpter).
(2)     The options held by Norman Spurlock expired on April 23, 1998.

Report of the Board of Directors on Executive Compensation

         Prior to November 20, 1997, executive compensation was examined and approved by the entire Board of Directors. On November 20, 1997, the Board of Directors created a Compensation Committee, consisting of the outside directors, Messrs. Tuttle and Whitwer. Executive compensation is now examined and approved by the Compensation Committee, which then makes recommendations to the Board of Directors. The entire Board of Directors must approve executive compensation.

         The goal of the Company's executive compensation policies is to attract, motivate, reward and retain the management talent required to achieve the Company's business objectives, at compensation levels which are fair and equitable and competitive with those of comparable companies. This goal is furthered by the Board of Directors' policy of linking compensation to individual and corporate performance and by encouraging significant stock ownership by management in order to align the financial interests of management with those of the shareholders.

         The three main components of executive compensation are base salary, annual cash or stock bonus awards, and equity participation in the form of stock options under the Company's 1995 Stock Incentive Plan. Each year the Board of Directors reviews the total compensation package of each executive officer to ensure that it meets the above described goal. As part of this review, the Board of Directors considers corporate performance information, compensation survey data and the recommendations of management.

         Base Salary. Base salaries for executive officers are reviewed annually to determine whether adjustments may be necessary. Factors considered by the Board of Directors in determining base salaries for executive officers include personal performance of the executive officer in light of individual levels of responsibility, the overall performance and profitability of the Company during the preceding year, economic trends that may be affecting the Company, and the competitiveness of the executive officer's salary with the salaries of executive officers in comparable positions at companies of comparable size or operational characteristics. Each factor is weighed in a subjective analysis of the appropriate level of compensation for that executive officer.

         Irvine R. Spurlock served as Chairman of the Board of Directors, President and Chief Executive Officer of the Company during the fiscal year ended December 31, 1997. Mr. Spurlock's base salary for the fiscal year ended December 31, 1997 was $186,725. The salary was set following a thorough review and evaluation by the Board of Directors of Mr. Spurlock's personal performance in light of his management responsibilities, the level of profitability of the Company during the fiscal year ended December 31, 1996, and the competitiveness of Mr. Spurlock's salary to those of other chief executive officers in comparable companies.

         Bonus Awards. The Company from time to time will award to its executive officers bonuses in the form of cash and/or shares of Common Stock. The determination of such bonus awards is made by the Board of Directors and is generally based on the same factors used to determine base salary, as described above. Particular attention is given to those executive officers who contribute in a substantial degree to the success of the Company.

         1995 Stock Incentive Plan. The incentive plan provides for administration by a committee, which shall include at least two outside directors, or, if no committee is designated by the Board of Directors, by the Board of Directors. On November 20, 1997, the Board of Directors created a Compensation Committee and designated it to administer the plan.

         The shareholder-approved incentive plan is designed to provide current and deferred incentive compensation to officers, directors and key employees of the Company who contribute in a substantial degree to the success of the Company. The incentive plan affords these selected individuals a means of participating in, and an incentive to contribute further to, such success. Grants are made to executive officers based on salary, responsibility and performance of the individual officer, director or employee.

         The exercise price per share for options granted under the incentive plan is determined by the Board of Directors on the date of grant. Under certain circumstances, the exercise price shall not be less than the fair market value of Common Stock on the date of grant. Accordingly, if there is no appreciation in the market price for Common Stock, the options are valueless. The term of any option granted under the incentive plan is fixed by the Board of Directors on the date of grant.

         Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, applicable for 1995 and thereafter, generally disallows a tax deduction to public companies for compensation over $1 million paid in any year (not including amounts deferred) to a company's chief executive officer and to the four other most highly compensated officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company believes that all compensation paid in 1997 to such officers is deductible under Section 162(m) because such compensation is less than the threshold amount and is structured in a manner believed to qualify as performance-based compensation not subject to the deduction limit.

                                            Board of Directors


                                            Phillip S. Sumpter, Chairman
                                            Harold N. Spurlock
                                            Raymond G. Tuttle
                                            Glen S. Whitwer

Compensation Committee Interlocks and Insider Participation

         Prior to November 20 1997, executive compensation was examined and approved by the entire Board of Directors. For the fiscal year ended December 31, 1997, the Board of Directors included the following officers and employees of the Company and/or Spurlock Adhesives, who participated in deliberations of the Board of Directors concerning executive officer compensation: Harold N. Spurlock, H. Norman Spurlock, Jr., Irvine R. Spurlock and Phillip S. Sumpter. There were no changes in executive compensation during 1997.

Performance Graph

          Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative total shareholder return (including reinvestment of dividends) on the Common Stock with (a) the S&P's SmallCap 600 Index, representing a broad equity market index assuming reinvestment of dividends, and
(b) a cumulative total return, assuming reinvestment of dividends, of a peer group selected by the Company on an industry and line-of-business basis (the "Peer Group"), in each case assuming that $100 is invested on December 31, 1992.

[The Performance Graph is a line graph which displays the indexed returns (in dollars) set forth in the second table below entitled "Indexed Returns($)."

         Set forth below are the annual return percentages and index returns for the S&P SmallCap 600 Index, the Peer Group and for the Company, as presented in the Performance Graph above. The shareholder returns shown in the graph and the table are not necessarily indicative of future performance.

Total Shareholder Returns (Dividends Reinvested)
------------------------------------------------

                            ANNUAL RETURN PERCENTAGE
                            Years Ending December 31

Company Name/Index                         1993            1994            1995            1996            1997
------------------                         ----            ----            ----            ----            ----
S&P SmallCap 600 Index                    18.79%         - 4.77%          29.96%          21.32%          23.97%
Peer Group                                46.05%          39.84%          31.66%         - 8.56%          15.30%
Spurlock Industries, Inc.                -93.18%           0.00%         333.39%           0.83%         - 0.53%

                               INDEXED RETURNS ($)
                            Years Ending December 31

                                         Base
                                        Period
Company Name/Index                       1992         1993          1994         1995          1996         1997
------------------                       ----         ----          ----         ----          ----         ----
S&P SmallCap 600 Index                 121.04       143.78        136.92       177.95        215.89       267.64
Peer Group                              97.68       142.66        199.50       262.66        240.18       276.93
Spurlock Industries, Inc.              183.33        12.50         12.50        54.17         53.72        53.44

         The Peer Group companies include ChemFirst Inc., Geon Company (included from 1994 forward) and Mississippi Chemical Corp. (included from 1994 forward). These companies were selected by the Company because they are generally in the same industry and line of business as the Company.

                          TRANSACTIONS WITH MANAGEMENT

Employment Agreements

         Phillip S. Sumpter. The Company, Spurlock Adhesives and Mr. Sumpter have entered into an employment agreement that provides for his employment as Chairman of the Board of Directors and Chief Executive Officer of the Company and Spurlock Adhesives. The term of the agreement commenced on April 1, 1998 and will end on March 31, 2001, when it will automatically renew for successive terms of one year each unless it is terminated or not renewed by any party. Under the agreement, Mr. Sumpter is entitled to receive annual base compensation of $190,000, subject to annual adjustments by the Company. If the agreement is terminated by the Company and Spurlock Adhesives without cause (as provided in the agreement), Mr. Sumpter will continue to receive his base compensation through the earlier of the last date of the remaining term of the agreement, the date of his death or the date that is 18 months after such termination. If the agreement is terminated by Mr. Sumpter with good reason (as provided in the agreement), Mr. Sumpter will continue to receive his base compensation through the earlier of the last date of the remaining term of the agreement, the date of his death or the date that is 12 months after such termination. In the event of a change of control of the Company and Spurlock Adhesives (as provided in the agreement), Mr. Sumpter will have the option to terminate his employment and will be entitled to receive a lump sum payment equal to one and one half times his total compensation under the agreement.

         The agreement requires Mr. Sumpter to keep in confidence certain trade secrets and confidential information of the Company and Spurlock Adhesives during the term of his employment and for a period of five years thereafter. Mr. Sumpter has further agreed not to remove or retain any documents of Spurlock

Adhesives. Also, for so long as Mr. Sumpter is employed by the Company and Spurlock Adhesives and as long as he is receiving any compensation under the agreement, he has agreed not to compete with the Company and Spurlock Adhesives. In connection therewith, Mr. Sumpter has also agreed in the agreement not to solicit employees of the Company and Spurlock Adhesives for a period of 12 months following termination of his employment for any reason.

         Harold N. Spurlock. Pursuant to an Agreement and Plan of Reorganization dated April 22, 1992 (the "Spurlock Adhesives Agreement"), Air Resources, among other things, acquired all of the capital stock of Spurlock Adhesives from Harold Spurlock. The Spurlock Adhesives Agreement required Air Resources to purchase all of Harold Spurlock's shares of Air Resources' common stock at his request upon the termination of his employment by Air Resources. The per share purchase price set by the Spurlock Adhesives Agreement was the highest market bid price at which such shares have traded in the preceding twelve months. The Spurlock Adhesives Agreement also provided for Air Resources to purchase all of Harold Spurlock's shares of Air Resources' common stock upon his death at the request of his heirs upon mutually agreeable terms. These provisions of the Spurlock Adhesives Agreement relating to Air Resources' obligations to purchase Harold Spurlock's shares were terminated by mutual agreement effective April 15, 1996, without compensation to Harold Spurlock.

         On August 21, 1996, Harold Spurlock and the Company entered into a certain Employment and Retirement Benefit Agreement (the "Employment Agreement") which provides, among other things, for Harold Spurlock's employment and certain retirement benefits. Pursuant to the Employment Agreement, Harold Spurlock has agreed to serve as vice president for product development, and as a member of the Company's Board of Directors, until August 31, 1999.

         For his services, Harold Spurlock will receive under the Employment Agreement a base salary of $180,000 per year, reimbursement of expenses in accordance with the general policies of Spurlock Adhesives, and such additional or special compensation as the Board of Directors of Spurlock Adhesives may determine from time to time. Harold Spurlock will not receive any additional compensation for service on the Company's Board of Directors.

         The Employment Agreement provides that Harold Spurlock's employment with Spurlock Adhesives will be terminated by reason of his death or permanent disability, by Harold Spurlock upon 30 days notice in writing, or by Spurlock Adhesives with cause. "Cause" is deemed to exist under the Employment Agreement if Harold Spurlock (i) willfully refuses to perform services thereunder, (ii) materially breaches the provisions thereof relating to trade secrets, and confidential information, retention of documents, and non-competition, (iii) engages in acts of dishonesty or fraud, or (iv) engages in other serious misconduct. If Harold Spurlock's employment with Spurlock Adhesives terminates for cause, or due to death, permanent disability or voluntary termination, any portion of his fixed salary, which is earned but unpaid as of the date of such termination shall be paid to him, or his designated beneficiary in the event of death.

         The Employment Agreement provides for a retirement benefit equal to $100,000 per year to be received by Harold Spurlock upon his retirement from employment at or after August 31, 1999, or permanent disability prior to such date, for a period of five years. In the event of Harold Spurlock's death prior to or after such date, Harold Spurlock's wife would receive such benefit during such five year period. Any benefit payable to Harold Spurlock's wife would cease upon her death. Neither Harold Spurlock nor his wife would be entitled to any retirement or death benefit under the Employment Agreement in the event that he voluntarily terminated his employment with Spurlock Adhesives prior to August 31, 1999 without "good reason." Under the Employment Agreement, "good reason" is deemed to exist if, and only if:

         (a) Spurlock Adhesives generally fails to timely pay the amounts and benefits provided to Harold Spurlock under the Employment Agreement;

         (b)     the  assignment  to  Harold   Spurlock  of  duties   materially
inconsistent with and inferior to Harold Spurlock's position, duties and responsibilities and status as a vice president; or

         (c) the transfer of Harold Spurlock's place of employment further than 30 miles beyond the limits of Petersburg, Virginia without his prior consent.

         The Employment Agreement requires Harold Spurlock to keep in confidence certain trade secrets and confidential information of Spurlock Adhesives during the term of his employment and for a period of five years thereafter. Harold Spurlock has further agreed not to remove or retain any documents of Spurlock Adhesives. Also, for so long as Harold Spurlock is employed by Spurlock Adhesives and as long as he is receiving retirement benefits, he has agreed not to compete with Spurlock Adhesives. In connection therewith, Harold Spurlock has also agreed in the Employment Agreement not to solicit employees of Spurlock Adhesives for a period of 12 months following termination of his employment for any reason.

Bonus

          On June 11, 1996, the Board of Directors of Spurlock Adhesives resolved to pay a bonus to Harold Spurlock in the amount of $150,000 to reward his past performance to Spurlock Adhesives, including its favorable operating performance in 1995 and year-to-date 1996. Such bonus was to be paid upon the effectiveness of a new employment contract (described above), September 1, 1996. Subsequently, Spurlock Adhesives and Harold Spurlock agreed, in order to assist the Company in managing its liquidity position, that such bonus be paid over the next three years at $50,000 per year. The 1996 payment was made in December 1996, as is reflected in the Summary Compensation Table above. The 1997 payment has been paid to Harold Spurlock periodically as an addition to his salary under the Employment Agreement described above.

Indemnification Agreements

          On December 21, 1995, Air Resources entered into an Indemnification Agreement with Phillip S. Sumpter upon his appointment to the Board of Directors. The Company succeeded to and assumed all the rights and obligations of Air Resources under the Indemnification Agreement, which was subsequently superseded by a new Indemnification Agreement between such parties dated January 30, 1997. Similar Indemnification Agreements were entered into between the Company and Glen S. Whitwer and Raymond G. Tuttle on September 19, 1996 and January 30, 1997, respectively. Such agreements provide for the indemnification of such directors against claims, losses, liabilities, damages, costs and expenses that each may suffer as a result of his service as a director of the Company, to the full extent that such indemnification is permitted and not prohibited by applicable federal or state law, including securities law, or the Articles of Incorporation of the Company.

Unauthorized Advances to Former Officers and Director

         In early January and early February 1998, the Company discovered that two of its officers and directors, Irvine R. Spurlock and H. Norman Spurlock, Jr., had diverted corporate funds for personal use. Irvine Spurlock has repaid such funds with interest, in cash, in the amount of $102,943.69. In a settlement between the Company and Norman Spurlock, dated April 8, 1998, Norman Spurlock agreed to restitution of $385,000, $10,000 of which has been repaid in cash to Spurlock Adhesives. As a part of such settlement, Spurlock Family Partnership, which holds certain shares of the Company's Common Stock owned by Harold, Irvine and Norman Spurlock, delivered a promissory note for $375,000. Payments on the promissory note are interest only, due monthly, at 9% per annum, for three years with a balloon payment for the full amount at the end of the three years. The promissory note is secured by 2,325,000 unencumbered shares of Common Stock of the Company held by the partnership and is personally guaranteed by Harold Spurlock. Norman Spurlock also confessed judgment for $375,000, docketed in the Circuit Court of Sussex County, Virginia, which judgment will not be enforced or domesticated in other jurisdictions by Spurlock Adhesives so long as the promissory note is paid as agreed. As of the date of this Proxy Statement, all payments have been made as agreed. See "Certain Legal Proceedings."

Indebtedness of Management

         On June 30, 1995, Harold N. Spurlock, then Chairman of the Board, President and Chief Executive Officer of the Company, received a loan in the amount of $112,500 from Spurlock Adhesives. Principal and interest at 9.0% per annum are payable in five equal annual installments commencing in July 1996. Such loan has been paid as agreed. The largest aggregate amount of such debt outstanding during 1997 was $82,500. The balance as of December 31, 1997 was $60,483. The loan relates to the purchase by Mr. Spurlock of certain manufacturing assets in Malvern, Arkansas that were contributed by Mr. Spurlock to Air Resources pursuant to the Spurlock Adhesives Agreement.

         In 1993, Harold N. Spurlock received advances in the aggregate principal amount of $126,000 from Spurlock Adhesives. On December 21, 1993, the Board of Directors of Spurlock Adhesives approved the purchase by Spurlock Adhesives of a parcel of land owned by Harold Spurlock that adjoins its Waverly, Virginia plant, at a price equal to the total amount of the advances ($126,000). Such property was purchased by Mr. Spurlock on June 14, 1989 in a transaction from Lone Star, Inc. for $150,000.

         Subsequently, on March 15, 1994, the purchase transaction was modified because the property was found to be subject to a $130,000 mortgage. The modified transaction entailed the assignment of all of Mr. Spurlock's right, title and interest in the property to Spurlock Adhesives in exchange for the assumption by Spurlock Adhesives of the $130,000 mortgage loan, plus a $20,000 reduction in the $126,000 of advances made to Mr. Spurlock. At this point, the balance of the advances totaled approximately $106,000.

         Subsequent to December 31, 1993, the financial records of the Company do not reflect the advances to Mr. Spurlock, or any payments made or interest charged thereon. In October, 1997, these advances were discovered as unpaid and unrecognized. The advances were then recognized in the amount of $97,633, Mr. Spurlock was notified and such remaining amount repaid by Mr. Spurlock on October 15, 1997.

                                  PROPOSAL TWO

                            RATIFICATION OF AUDITORS

Changes in Registrant's Certifying Accountant

         On February 17, 1998, the Board of Directors of the Company, at the recommendation of its Audit Committee, approved the replacement of James E. Scheifley & Associates, P.C. (formerly Winter, Scheifley & Associates, P.C.) ("Scheifley") as the independent accountant chosen to audit the Company's financial statements and approved the appointment of Cherry, Bekaert & Holland, L.L.P. ("Cherry, Bekaert") as the Company's independent accountant for the 1997 fiscal year. The appointment of Cherry, Bekaert was effective as of such date.

         Except as described below, the Company had not engaged or consulted with Cherry, Bekaert prior to February 17, 1998. Cherry, Bekaert was engaged earlier in February 1998 by the Audit Committee of the Company's Board of Directors to act as consultants for the Special Litigation Committee of the Board that was created to investigate the allegations contained in a shareholder's derivative suit against the Company and certain of its current and former officers and directors. Such lawsuit was previously disclosed in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997. See "Certain Legal Proceedings" below. Cherry, Bekaert's previous consulting engagement, however, did not involve (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements,
(ii) any matter that was the subject of a disagreement with Scheifley on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, or (iii) any matter as to which Scheifley had advised the Company.

         Scheifley's report on the Company's financial statements for each of the two fiscal years ended December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during the Company's two fiscal years ended December 31, 1996 and during the subsequent period preceding February 17, 1998, there had been no disagreement with Scheifley on any matter of accounting principles or practices, financial statement disclosure or auditing scope or any procedure, which disagreement, if not resolved to the satisfaction of Scheifley, would have caused Scheifley to make reference to the subject matter of the disagreement in connection with its report.

         Scheifley has not advised the Company specifically of the need to expand significantly the scope of its audit, or that information has come to Scheifley's attention that, it has concluded, does, or if further investigated may, materially impact the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements). At the time of the termination of its engagement, Scheifley was aware of the investigation then being conducted by the Special Litigation Committee of the Board of Directors, as described above. Furthermore, Scheifley was also aware that certain findings arising from that investigation could impact previously issued financial statements.

Ratification of Auditors for 1998

         The Board of Directors has appointed, subject to ratification by the shareholders, Cherry, Bekaert & Holland, L.L.P. to perform the audit of the Company's financial statements for the year ending December 31, 1998. A representative from Cherry, Bekaert & Holland, L.L.P. is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company's independent auditors for 1998.

                            CERTAIN LEGAL PROCEEDINGS

Summary

         In late January and early February 1998, the Company discovered that two of its officers and directors, Irvine R. Spurlock and H. Norman Spurlock, Jr., had diverted corporate funds for personal use and that, according to a report of a Special Litigation Committee of the Company's Board of Directors, a third officer, Warren E. Beam, had colluded in the diversions by Norman Spurlock. Following these discoveries, Norman Spurlock and Mr. Beam resigned as officers and employees of the Company and Spurlock Adhesives and Norman Spurlock also resigned as a director of both companies. Irvine Spurlock resigned as Chairman of the Board, Chief Executive Officer and a director of both the Company and Spurlock Adhesives, but was retained by the Board of Directors with the title of President of both companies because of his current importance to their operations, but without any check writing or other financial authority. Irvine Spurlock made restitution for his defalcation, and, effective April 8, 1998, Norman Spurlock entered into a settlement agreement to make restitution for his defalcation. An investigation by the Special Litigation Committee and the Company's new independent accounting firm concluded that no other officers or directors of either the Company or Spurlock Adhesives were involved in the defalcations.

Shareholders' Derivative Suit

         On April 28, 1997, seven shareholders of the Company filed a shareholders' derivative suit against the Company and certain current and former officers and directors of the Company in Colorado state court. The lawsuit was subsequently removed to the United States District Court for the District of Colorado (the "District Court"). The Company has previously disclosed the lawsuit to the Securities and Exchange Commission (the "Commission") in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 and in its Annual Report on Form 10-K for the year ended December 31, 1997.

         The shareholders' derivative suit, Rasmussen et al. v. Spurlock Industries, Inc., et al. (Civil Action No. 97-D-2214), alleges that the defendants named therein engaged in various activities that breached their fiduciary duties to the plaintiffs and/or violated provisions of Colorado law applicable to domestic corporations. The activities so alleged include wrongful payment and wrongful guarantee of debts of one or more defendants, unlawful loans and distributions to defendants, unfair dealings with one or more defendants, overcompensation of defendants and other employees, wrongful depression of the Company's stock price, misrepresentation as to shareholders, and improper approval of the merger of Air Resources Corporation (the Company's predecessor) into the Company. The plaintiffs seek a declaratory judgment with respect to the acts complained of, repayment of certain monies to the Company, an accounting of all financial transactions of the Company from 1992 to the present, a constructive trust of shares of common stock held by certain defendants, injunctive relief and damages.

         In May 1997, the Company's Board of Directors, in response to the lawsuit, appointed a Special Litigation Committee to investigate the allegations and to determine whether maintenance of the derivative proceeding was in the best interests of the Company. The members of the Special Litigation Committee are Raymond G. Tuttle and Glen S. Whitwer, the Company's two outside directors, neither of whom is named as a defendant in the lawsuit nor was a member of the Board of Directors during the time period of the activities alleged in the lawsuit. The Special Litigation Committee engaged independent outside counsel to advise it in its investigation, and performed an extensive investigation including the collection and review of a large number of relevant corporate and related documents, and interviews of current and former officers and directors, the Company's independent auditor and its outside legal counsel. In a report delivered to the District Court in October 1997, the Special Litigation
Committee determined that maintenance of the lawsuit was not in the best interests of the Company. Based on the findings of the Special Litigation Committee, the Company filed a Motion for Summary Judgment against the plaintiffs on November 12, 1997.

         As a result of the events summarized under "Summary" above and more particularly described below, on February 9, 1998 and March 26, 1998, the Special Litigation Committee requested that the District Court delay ruling on the Motion for Summary Judgment to allow the Special Litigation Committee to investigate the facts surrounding these events. The Special Litigation Committee filed a supplemental report with the District Court on April 13, 1998 (the "SLC Supplement").

Discovery of Diversion of Corporate Funds by Officers and Directors

         In early January 1998, Company personnel noted unusually high charges on the Company's credit card by Norman Spurlock, then Executive Vice President and Secretary of the Company. When confronted, Norman Spurlock admitted to charging personal expenses on the Company's credit card over the previous two months. Norman Spurlock also revealed that he was in default on an authorized loan with the Company and asserted that he was pursuing a home equity loan in order to make restitution for both the unauthorized personal expenses and the outstanding loan payments.

         Later in January 1998, in an audit of officer loans carried out at the request of Mr. Whitwer, Mr. Sumpter discovered $11,000 of unauthorized advances to Norman Spurlock in 1996 and additional advances in 1995. When confronted with these findings on January 23, 1998, Norman Spurlock admitted to the unauthorized advances and resigned as an officer, director and employee of the Company and Spurlock Adhesives. Further internal investigations by Mr. Sumpter uncovered, in addition to the unauthorized advances and loan defaults, substantial credit card abuse by Norman Spurlock, with a total defalcation estimated at $150,000.

         In light of the discoveries involving Norman Spurlock, Warren Beam resigned as Controller-Treasurer of the Company and Spurlock Adhesives on January 26, 1998. As set forth in the SLC Supplement, the Special Litigation Committee investigation indicated that, while there was no evidence that Mr. Beam personally received any of the diverted funds, Mr. Beam had colluded with Norman Spurlock.

         By February 5, 1998, the Audit Committee had engaged Cherry, Bekaert & Holland, L.L.P. ("Cherry, Bekaert") to conduct a full investigation of all officer salaries, perquisites, loans and advances and to assess the impact of any and all misuse of the Company's funds. In addition, the Company determined to request a postponement in the District Court's ruling on the Motion for Summary Judgment in order that the Special Litigation Committee could investigate the newly discovered information and supplement its previous report, as necessary.

         On February 8, 1998, after Cherry, Bekaert's investigation had commenced, Irvine Spurlock, through his counsel, disclosed to the Company's outside legal counsel that he had received two unauthorized advances in the amounts of $42,500 and $9,200, both of which had been fully repaid, and an additional unauthorized advance in the amount of $73,075.86, which had not been repaid. Upon this admission, Irvine Spurlock provided the Company with a check in the amount of $73,075.86 and offered to resign if requested to do so. On February 9, 1998, Irvine Spurlock disclosed further to Mr. Sumpter that he had made personal charges on the Company's credit card in an estimated amount of $7,000 to $8,000.

         The Board of Directors met on February 11, 1998 to take action on the information that had been uncovered to date, including recent disclosures by Irvine Spurlock. At the meeting, the Board of Directors asked Irvine Spurlock to resign as Chairman and a member of the Board of Directors and as Chief Executive Officer of both the Company and Spurlock Adhesives. Following the tendering of these resignations, the Board of Directors elected Mr. Sumpter to replace Irvine Spurlock as Chairman of the Board and Chief Executive Officer of the Company and Spurlock Adhesives.

         The Board of Directors decided, nevertheless, to retain Irvine Spurlock with the title of President of both the Company and Spurlock Adhesives. In reaching such a decision, the Board of Directors weighed the gravity of his actions against the possible impact to the Company of his departure. Among other considerations, the Board of Directors acknowledged the importance of Irvine Spurlock's role in the critical area of purchasing of raw materials used in the Company's production process, his long-standing relationships with the Company's customers and lenders, and his extensive background in the Company's manufacturing operations where he acts as the Company's final technical authority. The Board also took into account the strain placed on remaining management by the recent resignations of two other executive officers, given the Company's small executive staff. The Board of Directors concluded that, due to the skills provided by Irvine Spurlock, his departure at that time could result in substantial adverse consequences to the Company. In connection with his retention, however, the Board of Directors revoked all of his check-signing and related financial authority.

Conclusion of Investigation

         On February 17, 1998, the Board of Directors approved the replacement of James E. Scheifley & Associates, P.C. (formerly Winter, Scheifley & Associates, P.C.) ("Sheifley") as the independent accountant chosen to audit the Company's financial statements and approved the appointment of Cherry, Bekaert as the Company's independent accountant for the 1997 fiscal year. The Board had previously determined in November 1997 to engage a new auditor because Scheifley was located in Colorado and recently had one of its two partners leave its practice. Cherry, Bekaert is the largest regional CPA firm in the southeast, with over 300 people in 23 offices. It is headquartered in Richmond, Virginia.

         By the end of February 1998, Cherry, Bekaert had concluded much of the investigation of management-related defalcations, and, by March 18, 1998, had completed most follow-up tasks in conjunction with the 1997 audit of the Company. Having performed investigatory procedures on relevant available records from August 1992 through January 1998, Cherry, Bekaert found diversion of funds in two areas - unauthorized advances and personal credit card charges paid by the Company. The SLC Supplement reported that Cherry, Bekaert's investigation had revealed that the diversion of corporate funds was concealed by the falsification of records and collusion and that the discovery of such diversion by the Company's auditors and management would have been difficult.

         The  following   table  presents  the  results  of  Cherry,   Bekaert's
investigation, net of all repayments through January 1998, by the named individuals, excluding accrued interest:

                                      Unauthorized       Personal Charges to
         Officer/Director               Advances              Credit Card              Total
         Irvine R. Spurlock           $  73,075.86            $  8,176.03           $ 81,251.89

         H. Norman Spurlock, Jr.       $112,401.78            $154,779.37           $267,181.15

Advances and loans to Harold N. Spurlock, Sr. and Irvine Spurlock were also evaluated. Nothing was noted that required additional investigation. Cherry, Bekaert found no evidence that either Mr. Sumpter or Harold Spurlock or any corporate officer or director other than Norman Spurlock, Irvine Spurlock or Warren Beam was involved in any misuse of the Company's funds.

Restitution by Officers and Directors

         Irvine Spurlock paid the Company $73,075.86 and $28,867.83 in February and March 1998, respectively, as restitution. Such amounts included interest at the Company's borrowing rate. Irvine Spurlock also provided an additional $1,000 to help defray a portion of the estimated legal expenses incurred by the Company.

         The Special Litigation Committee was informed, however, that Norman Spurlock probably was financially incapable of making immediate full restitution. In a settlement between the Company and Norman Spurlock, dated April 8, 1998, Norman Spurlock agreed to restitution of $385,000, $10,000 of which has been repaid to Spurlock Adhesives. As a part of such settlement, Spurlock Family Partnership, which holds certain shares of the Company's common stock owned by Harold and Irvine and those formerly owned by Norman Spurlock, delivered a promissory note for $375,000, approximately $50,000 of which represents legal and auditing costs associated with the investigation. Payments on the promissory note of interest only are due monthly, at 9% per annum, for three years with a balloon payment for the full amount at the end of the three years. The promissory note is secured by 2,325,000 unencumbered shares of common stock of the Company held by the Partnership and is personally guaranteed by Harold Spurlock. Norman Spurlock has also confessed judgment for $375,000 docketed in the Circuit Court of Sussex County, Virginia, which, under the terms of the settlement, will not be enforced or domesticated in other jurisdictions by Spurlock Adhesives so long as the promissory note is paid as agreed.

         In response to the events described above, the Audit Committee and the Company took immediate action to strengthen the Company's internal accounting controls. Immediately following the discovery of the diversion of corporate funds, the Company obtained the resignations of the two officers and the two directors involved in such diversion. In addition, all expense reports, including both reimbursements for expenses and employee advances of salary, and now submitted to Mr. Sumpter for approval. Furthermore, the Company has prepared and implemented formal procedures with respect to the review and approval of travel and related expense reimbursement requests. Specifically, all such requests are now forwarded to Lawrence C. Birkholz, the Company's Controller, for review and then to Mr. Sumpter for approval. In addition, no advances may be made to any officers of the Company without satisfactory business justification. Finally, the Company has changed and limited the signatories on its checking accounts.

Supplemental Report of Special Litigation Committee

         On April 13, 1998, the Special Litigation Committee filed with the District Court a supplement to the report that it had filed in October 1997. The SLC Supplement presented to the District Court the conclusions of the Special Litigation Committee as to whether or not maintenance of the shareholders' derivative suit is in the best interests of the Company in light of the events described above. First, the Committee stated that the SLC Supplement addressed only Claim Three of the plaintiffs' complaint, which generally alleged unauthorized loans to directors and officers. The Committee reiterated its conclusions and recommendations regarding all claims other than Claim Three stated in its original report, i.e., that pursuit of such claims would not be in the best interests of the shareholders of the Company.

         Second, the Special Litigation Committee concluded that pursuit of Claim Three was not in the best interests of the Company given that (i) the Company has received restitution from Irvine Spurlock and a legally binding restitution agreement from Norman Spurlock, (ii) the Company immediately implemented major changes in management, including the resignations of the two officers and two directors involved in the diversion of corporate funds, and
(iii) the Company has implemented changes in internal controls to guard against future diversion of corporate funds. The Special Litigation Committee further identified certain risks to the Company if the shareholders' derivative suit were maintained. As a small company with limited resources, the Company is subject to a high level of scrutiny by, for example, prospective business partners and lenders and could experience loss of corporate opportunities. In addition to these risks identified by the Special Litigation Committee, management believes that continuation of the lawsuit would result in the Company's incurrence of additional legal and related expenses, which could adversely affect the profitability of the Company, and would provide distractions to management's day-to-day operations of the Company.

Hearing on Motion for Summary Judgment

         A hearing on the Company's Motion for Summary Judgment was heard by the District Court on July 2, 1998. At such hearing, the judge denied the Company's Motion and declined to accept the recommendations of the Special Litigation Committee of the Board that the derivative suit be dismissed. In ruling on such a Motion for Summary Judgment, the judge is required to accept as true all of the plaintiff's allegations.

         The District Court referred the matter to a federal magistrate judge for a settlement conference. Settlement discussions are currently underway under the direction of such magistrate. At this time, management cannot predict the outcome of such discussions.


                        PROPOSALS FOR 1999 ANNUAL MEETING

         Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1999 Annual Meeting of Shareholders must cause such proposal to be received, in proper form, by the Secretary of the Company, whose address is P.O. Box 8, Waverly, Virginia 23890, a reasonable time (approximately 120 days) before the Company begins to print and mail its proxy materials, in order for the proposal to be considered for inclusion in the Company's Proxy Statement. The Company presently anticipates holding the 1999 Annual Meeting on or about May 18, 1999.

         The Company's Bylaws also prescribe the procedure a shareholder must follow to nominate Directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for Director at the 1999 Annual Meeting of Shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 1999 Annual Meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 1999 Annual Meeting of Shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 1999 Annual Meeting. Based on (i) the anticipated meeting date of May 18, 1999 and (ii) public disclosure by the Company of such meeting date, as assumed by the bylaws, at least 70 calendar days prior to such meeting, a shareholder's notice to nominate directors or bring other business before the 1999 Annual Meeting would have to be received by the Company no later than March 19, 1999, or it will be considered untimely. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Secretary of the Company.

                                  OTHER MATTERS

         The Company's 1997 Annual Report to Shareholders is being mailed to all shareholders concurrently with this Proxy Statement on or about July 21, 1998. An Annual Report will be provided without charge upon oral or written request to any shareholder who was not a shareholder of record at the time of the mailings, but is a shareholder of record as of July 8, 1998, the record date of the Annual Meeting. Requests should be directed to Kirk J. Passopulo, Secretary of the Company, at P.O. Box 8, Waverly, Virginia 23890, telephone (804) 834-3113.

PROXY                                                                      PROXY

                            Spurlock Industries, Inc.

               Proxy Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Phillip S. Sumpter and Raymond G. Tuttle, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Spurlock Industries, Inc., a Virginia corporation (the "Corporation") to be held at the offices of Williams, Mullen, Christian & Dobbins, 16th Floor, Two James Center, 1021 East Cary Street, Richmond, Virginia 23219 on Wednesday, August 12, 1998 at 10:00 a.m., local time, or any adjournments thereof, for the following purposes:

        1.  To elect as a director Glen S. Whitwer for a term to expire in 2001:

                [  ] FOR the nominee     [  ] WITHHOLD AUTHORITY to vote for the
                                              nominee

        2. To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as independent auditors for the Corporation for the fiscal year ending December 31, 1998.

                [  ] FOR      [  ] AGAINST    [  ] ABSTAIN

(CONTINUED ON THE REVERSE SIDE.)

        3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting, or any adjournment thereof.


        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN ITEM 1 AND FOR ITEM 2.


                                                 Date __________________, 1998

                                                 _______________________________
                                                            Signature
                                                 _______________________________
                                                    Signature if held jointly

                                                 (In   signing   as    Attorney,
                                                 Administrator,        Executor,
                                                 Guardian or Trustee, please add
                                                 your title as such.)


                   PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY